UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2009
InterDigital, Inc.
(Exact name of registrant as specified in charter)

Pennsylvania	1-11152	23-1882087

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
781 Third Avenue, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (610) 878-7800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Adoption of InterDigital, Inc. 2009 Stock Incentive Plan
     On April 27, 2009, the Board of Directors (the “Board”) of InterDigital, Inc. (the “Company”) unanimously adopted and approved the InterDigital, Inc. 2009 Stock Incentive Plan (the “Plan”), which became effective June 4, 2009, subject to shareholder approval. The Company’s shareholders approved the Plan at the Company’s 2009 Annual Meeting of Shareholders held on June 4, 2009.
     The Plan will be administered by the Compensation Committee of the Board (the “Committee”). Any current or prospective officer or employee of the Company or any of its subsidiaries, as well as any nonemployee director or service provider who has been retained to provide consulting, advisory or other services to the Company or any of its subsidiaries, are eligible to participate in the Plan. The Plan provides the Committee with the authority to award incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and incentive bonuses (which may be paid in cash or stock, or a combination thereof), any of which may be performance-based. The maximum number of shares of common stock of the Company, par value $.01 (“Common Stock”), that may be issued under the Plan, subject to certain adjustments in the event of a change in the Company’s capitalization, is equal to 2,114,439, plus (i) any shares that are authorized for issuance under the Company’s 1999 Restricted Stock Plan, 2000 Stock Award and Incentive Plan and 2002 Stock Award and Incentive Plan (collectively, the “Prior Plans”) that remain available for issuance under the Prior Plans (not including any shares that are subject to outstanding awards under the Prior Plans or any shares that were issued pursuant to awards granted under the Prior Plans) and (ii) any shares subject to outstanding awards under the Prior Plans that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).
     Under the Plan, no single participant may be granted awards, denominated in shares, covering more than his or her annual share limit in any calendar year. A participant’s annual share limit is equal to 300,000 shares of Common Stock plus the amount of the participant’s unused annual share limit as of the close of the previous year. In each calendar year, a participant may be granted awards denominated in cash (and not shares) up to his or her annual cash limit. A participant’s annual cash limit, in any calendar year, equals $1,500,000 plus the amount of the participant’s unused annual cash limit as of the close of the previous year. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan may not exceed 3,000,000, subject to possible adjustment upon a change in the Company’s capitalization.
     The Plan prohibits granting stock options or stock appreciation rights (other than in the context of a merger or other acquisition) with exercise prices lower than the closing price of the underlying shares of Common Stock on the grant date. No award outstanding under the Plan may be repriced, regranted through cancellation, including cancellation in exchange for other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original award, or otherwise amended to reduce the exercise price applicable thereto (other than in connection with a transaction or other change in the Company’s capitalization). The term of stock options and stock appreciation rights granted pursuant to the Plan may not exceed ten years.
     The Plan will terminate with respect to the grant of new awards on June 4, 2019.
     The foregoing description of the terms of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is incorporated herein by this reference.
Form Agreement for Restricted Stock Units
     On June 3, 2009, the Committee approved the form of Term Sheet for Restricted Stock Units (the “Term Sheet”) and the form of Standard Terms and Conditions for Restricted Stock Units (the “Terms and Conditions” and, together with the Term Sheet, the “Agreement”) to be used to set forth the terms of grants of restricted stock unit (“RSU”) awards to certain participants in the Plan, including the Company’s named executive officers.
     The Agreement contemplates that each award will vest with respect to one-third of the RSUs subject to the award on each of the grant date and the first two anniversaries of the grant date, provided that each award will earlier vest with respect to 100% of the RSUs subject to the award upon a change in control. Pursuant to the Agreement, if a grantee’s employment with the Company terminates due to death, disability, retirement or termination by the Company for any reason other than cause, then such grantee will become vested in a pro-rata portion of their award.
     The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the actual terms of the Agreement, which are attached hereto as Exhibits 10.2 and 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
10.1 InterDigital, Inc. 2009 Stock Incentive Plan, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on June 4, 2009 and incorporated herein by reference.
10.2 InterDigital, Inc. Term Sheet for Restricted Stock Units (Discretionary Award).
10.3 InterDigital, Inc. Standard Terms and Conditions for Restricted Stock Units (Discretionary Award).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.
By:	/s/ Jannie K. Lau
Jannie K. Lau
Associate General Counsel, SEC

Dated: June 9, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1
InterDigital, Inc. 2009 Stock Incentive Plan, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on June 4, 2009 and incorporated herein by reference.

10.2	InterDigital, Inc. Term Sheet for Restricted Stock Units (Discretionary Award).

10.3	InterDigital, Inc. Standard Terms and Conditions for Restricted Stock Units (Discretionary Award).

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